EXHIBIT 1


                           MINUTES OF A MEETING OF THE
               BOARD OF DIRECTORS OF LEGALPLAY ENTERTAINMENT INC.
                     HELD ON THE 29th DAY OF DECEMBER, 2004

The following resolutions were passed by the Board of Directors of LEGALPLAY ENTERTAINMENT INC. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Corporation as at December 29th 2004.

SHARES FOR DEBT EXCHANGE WITH CREDITORS:
----------------------------------------

     Uninet Technologies Inc.                        7,000,000

TOTAL SHARES TO BE ISSUED FOR DEBT:                  7,000,000
-----------------------------------

WHEREAS the Corporation is indebted and will be indebted to persons and companies for their performance of duties, services and/or providing loans to the Corporation as described above;

AND WHEREAS the Corporation wishes to repay a portion of the loans provided to the Corporation;

AND WHEREAS the creditor(s) are willing to be reimbursed in settlement of a portion of their outstanding debts owed in the aggregate of US$70,000.00 in exchange for common shares of the Corporation and an agreement has been reached to value the settlement or payment at an exchange per common share price of $0.01;

THEREFORE IT BE RESOLVED that the Corporation issue SEVEN MILLION (7,000,000) shares representing 21.16% to the Creditors and agents in partial settlement of debts owed and to be paid for future considerations at an exchange price per common share of $0.01. These shares will be issued under the conditions of Rule 144 and are to contain an appropriate restrictive legend.

AND FURTHER RESOLVED, that the President of LegalPlay Entertainment Inc. is instructed to notify the Transfer Agent, Interwest Transfer Company, Inc. to effect the issuance of the shares.

Effective this 29th day of December, 2004.



/s/ Cecil Morris
----------------------------------
Cecil Morris, Director



/s/ Gregory Cathcart
----------------------------------
Gregory Cathcart, Director



Accepted for filing in the Corporation's
records this 29th day of December,2004.         /s/ Gregory Cathcart
                                              ----------------------------------
                                              Gregory Cathcart, President


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